                                                                   EXHIBIT 10.19

                                ARRIS - PLEXUS MANUFACTURING AGREEMENT

         This Manufacturing Agreement ("Agreement") is entered into as of this 12th day of May, 2004 by and between Plexus Services Corp., a Nevada corporation, located at 55 Jewelers Park Drive, Neenah, Wisconsin 54956 ("Manufacturer") and ARRIS International, Inc., a Delaware company, having its principal office at 3871 Lakefield Drive, Suwanee, Georgia 30097 ("Purchaser").

                                    RECITALS:

         WHEREAS, Manufacturer is in the business of providing manufacturing services that include the custom manufacture of printed electronic circuit boards, systems and related services; and

         WHEREAS, the parties desire to establish the terms and conditions that will apply to Purchaser's purchase from Plexus of the products set forth in Exhibit A to this Agreement ("Products").

                                   AGREEMENTS:

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Manufacturer and the Purchaser hereby agree to the following Agreement:

1.       TERM

This Agreement shall be effective as of the date first above mentioned (the "Effective Date") and shall, subject to Section 8 of this Agreement, remain in force for one (1) year. Thereafter, this Agreement shall automatically be renewed for successive one (1) year terms.

2.       SPECIFICATIONS

During the term of this Agreement, Manufacturer shall manufacture the Products for Purchaser. All Products covered under this Agreement shall be manufactured in accordance with Purchaser's specifications and drawings attached as Exhibit B of this Agreement (the "Specifications"). The Products and Specifications may be changed from time to time as the parties mutually agree and such Exhibits shall be updated to reflect such changes.

3.       TITLE AND SHIPPING

Per Purchaser's instructions and unless otherwise directed by Purchaser, Manufacturer will ship Products on Purchaser's behalf directly to Purchaser's customers.

All shipments by Manufacturer are EXW: Buffalo Grove Facility (Incoterms 2000).

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                     ARRIS - PLEXUS MANUFACTURING AGREEMENT

4.       PAYMENT TERMS

a.       Manufacturer and Purchaser agree to payment terms of net forty-five
         (45) days from the date of invoice if payment is by wire transfer or electronic funds transfer. If payment is by check, payment terms will be net thirty (30) days from the date of invoice. Except with respect to Excess Materials (as defined below) paid for by Purchaser and held as consigned goods by Manufacturer, Manufacturer will not invoice Customer until Products or Materials are shipped.

b. All prices and payments shall be in U.S. Dollars unless otherwise agreed by the Parties.

c. All prices are exclusive of all taxes, duties, customs or similar charges and are subject to an increase equal in amount to any charge Manufacturer may be required to collect or pay upon shipment of the Product.

5.       PURCHASE ORDERS AND FORECASTS

a. Purchaser will provide to Manufacturer firm purchase orders for a minimum of sixty (60) days in advance of delivery of Products ("Purchase Orders"). Further, Purchaser will maintain a six month non-binding forecast by month of planned purchases of Products and will issue revisions of that forecast to Manufacturer monthly ("Forecast", as initially shown in Exhibit C and updated on a monthly basis beginning thirty (30) days after the Effective Date). Manufacturer will purchase materials to support Purchase Order demand ("Materials"). Materials purchased may exceed actual Purchase Order demand due to minimum or economic order quantity requirements of Materials suppliers. Manufacturer will provide Purchaser with a list at quarterly business reviews of those Materials subject to such minimum or economic order quantity requirements. Purchaser is responsible, and will pay in accordance with Section 4(a), for Material purchased to support Purchaser's Purchase Orders, to fulfill the first sixty (60) days of the Forecast as in effect from time to time, or with Purchaser's pre-approval, purchased to support Purchaser's non-binding Forecast. If in case of Purchaser requests schedule reductions or cancellations, Manufacturer will use commercially practicable efforts to reschedule or cancel such Materials. Purchaser will maintain a minimum of sixty (60) days of Products on order at all times. Each Purchase Order shall become effective upon acceptance of the order by Manufacturer.

b. Purchaser may reschedule deliveries on Products under Purchase Orders in accordance with the following schedule:

Number of days prior to the original          Maximum percentage of the Product
schedule delivery date that written           quantity by which the scheduled
notice of a change OR rescheduling is         delivery can be decreased or
received by Manufacturer.                     rescheduled for later delivery
                                              without incurring cancellation
                                              charges (other than as provided in
                                              Exhibit H).

00 - 60 DAYS                                  0% can be rescheduled. Total
                                              volume is firm. Product mix
                                              changes are acceptable with thirty
                                              (30) calendar

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                     ARRIS - PLEXUS MANUFACTURING AGREEMENT

                                              days prior written notice.
                                              Purchaser remains fully
                                              responsible and will pay in
                                              accordance with Section 4(a) for
                                              all Material, work-in-process
                                              Material and finished goods
                                              Products.

61 - 90 DAYS                                  25% of total volume can be
                                              rescheduled, one time per Purchase
                                              Order only, for a maximum
                                              reschedule of sixty (60) days from
                                              the original delivery date
                                              acknowledged by Manufacturer.
                                              Purchaser will be responsible for
                                              Material acquired pursuant to the
                                              original delivery date that cannot
                                              be returned, rescheduled or
                                              cancelled per the terms defined in
                                              Exhibit H

91 - 120 DAYS                                 50% of total volume can be
                                              rescheduled or canceled. Purchaser
                                              will be responsible for Material
                                              acquired pursuant to the original
                                              delivery date that cannot be
                                              returned, rescheduled or cancelled
                                              per the terms of Exhibit H

120 + DAYS                                    100% of total volume can be
                                              rescheduled or canceled. Purchaser
                                              will be responsible for Material
                                              acquired pursuant to the original
                                              delivery date that cannot be
                                              returned, rescheduled or cancelled
                                              per the terms of Exhibit H

         If a Purchaser requested reschedule represents an acceleration or increase, Manufacturer shall use commercially reasonable efforts to meet Purchaser's request. Purchaser shall be responsible for the costs reasonably and directly incurred by Manufacturer to meet Purchaser's request, subject to prior written notification to and written approval by Purchaser.

c. Upon Manufacturer's request, Purchaser may give written authorization to Manufacturer to order or procure Materials with long lead-times in order to improve Manufacturer's ability to respond to changes in Purchaser's Forecast. Specific limits regarding the quantity and/or dollar value of this Material shall be documented in writing and provided to Purchaser from time to time. This right shall not arise unless Purchaser gives express written authorization for the specific amount of Material to be procured.

d. Purchaser shall not be responsible for rescheduling charges if Purchaser reschedules delivery of Products as a result of Manufacturer's failure to deliver Products which meet the requirements of this Agreement or to deliver Products in accordance with specified delivery schedules.

e. All Purchase Orders issued by Purchaser shall contain the following information:

         1. Purchaser's part number, description, and revision level of Product to be shipped.

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                     ARRIS - PLEXUS MANUFACTURING AGREEMENT

         2. The delivery schedule.

         3. The unit price.

f. Manufacturer will ship Products on Purchaser's behalf directly to Purchaser's customer's via a "drop shipment" methodology. Purchaser and Manufacturer will make reasonable efforts to develop a model whereby Purchaser will provide blanket orders to Manufacturer to support Manufacturer's assembly of Product to a certain level of assembly. These lower level assemblies would then be configured and shipped per subsequent orders issued by Purchaser (the parties will work in good faith to reach agreement on the details of this model prior to commencement of standard Product shipments, which agreement will be in writing and signed by both parties).

g. Any Material deemed obsolete due to an ECO or no future scheduled demand will be reported to Purchaser on a monthly basis. Purchaser shall make reasonable efforts to review such report and buy any obsolete inventory from Manufacturer within 30 business days.

6.       Warranty

a.       Product Warranty

         Manufacturer warrants that the Products sold hereunder will be free from defects in manufacture and workmanship (to exclude customer provided materials or Product design) and will conform with the applicable Specifications under normal handling, use and operation for a period of eighteen (18) months from the date the final end customer receives the Product this period not to exceed twenty-four (24) months from the date the Product is shipped by Manufacturer.

         Manufacturer's sole obligation under this Product Warranty, and Purchaser's sole and exclusive remedy, shall be, at Manufacturer's option, to either repair, replace or credit Purchaser's account for any Products found to be defective during this warranty period. This remedy is made on the following conditions:

         i. Manufacturer is notified in writing of the defective Products within a reasonable time after Purchaser or Purchaser's customer acknowledges receipt of Products.

         ii. Purchaser shall forward defective Products to Manufacturer at Manufacturer's expense. Manufacturer shall use its commercial best effort to return the repaired or replaced Products freight prepaid by Manufacturer to Purchaser or other Purchaser specified location no later than thirty (30) days from the date Manufacturer receives the defective Products. Such Products will be returned to Purchaser or other Purchaser specified location by Manufacturer F.O.B. destination. The Product warranty referred to in this Agreement shall apply to all Products supplied to replace defective Products, provided that the length of the warranty on replacement Product will be equal to a period of ninety (90) days or the remainder of the original warranty period, whichever is longer.

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                     ARRIS - PLEXUS MANUFACTURING AGREEMENT

         iii. DOA's are replaced immediately by the Purchaser and must receive highest repair priority by Manufacturer. Repaired DOA units must be brought to "new" condition (boxes/labels/date codes/etc) for restocking in Purchasers class A inventory.

         iv. Manufacture will capture and summarize all warranty repair data in a format that can be jointly used by the Manufacturer and Purchaser to lead improvements in process, workmanship and design to prevent future failures of the top Pareto failures.

                  Repaired Products shall be warranted for a period of ninety
                  (90) days or the remainder of the original warranty period, whichever is longer. The aforementioned warranties shall inure to Purchaser.

b. Materials procured for use by Manufacturer in the manufacture of Purchasers Products will be warranted by Manufacturer in accordance with the original manufacturers warranty or 90 days whichever is greater. In the event any components are not in conformity with those foregoing warranties, Manufacturer agrees to make commercially reasonable efforts to pursue failure analysis (root cause) data from the supplier and to negotiate on Purchasers behalf all warranty terms.

c The foregoing warranty shall not be valid if the Products or component parts have been subjected to abuse or the defects are the result of and caused by misuse, accident, neglect, alteration, or improper testing, storage, and/or improper installation by Purchaser, it its agents, other subcontractors or its customers.

d Products shall be accepted by Manufacturer once Purchaser has identified the returned goods with the proper Returned Material Authorization (RMA) number displayed on the shipping cartons and the associated Product name. In addition, if there is more than one RMA lot being returned at any given time, there cannot be more than one RMA lot per shipping container. RMA numbers shall be issued by the Program Manager or designate.

e. Once RMA lot receipts are acknowledged by Manufacturer, these lot(s) will be returned to Purchaser in new shipping containers with proper RMA number and Product name displayed on the carton. The period for this return will be thirty (30) calendar days from the date of receipt at Manufacturer.

f. Products which are returned to Manufacturer with alleged defects, which Products are found to be in proper working order, upon return to Purchaser may be subject to a commercially reasonable and justifiable charge to cover the costs of handling and testing.

g. Upon Purchaser's request, Manufacturer will repair out-of-warranty Products. Each such out-of-warranty repair shall be charged as agreed to by both Parties. This repair cost basis will be one of the following: (1) charged at a time and material basis; (2) average cost repair cost basis; (3) fixed unit repair cost. Manufacturer warrants each such repair for a period of four months for Material and six months for manufacturing workmanship from the date of shipment of the repaired Products. Manufacturer shall pay all freight charges

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                     ARRIS - PLEXUS MANUFACTURING AGREEMENT

         for repaired Products requiring a second repair under Manufacturer's warranty for repaired Products as set forth in this paragraph.

h. THE WARRANTIES SET FORTH IN THIS SECTION 6 ARE THE EXCLUSIVE WARRANTIES PROVIDED BY MANUFACTURER, AND EXCLUDE ALL OTHER EXPRESS OR IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, THOSE OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

7.       DELIVERY

Products shall be delivered to Purchaser in accordance with required delivery dates as specified on Purchase Orders as agreed-to by Manufacturer. Upon learning of any potential delays, Manufacturer shall immediately notify Purchaser in writing as to the cause and extent of such delay. The Purchaser may request overnight or special delivery on Products failing to meet the ship-dates specified on purchase orders, the incremental cost to be paid by the Manufacturer if the delay is due to causes within Manufacturer's control. Otherwise, the incremental cost for overnight or special delivery on Products shall be paid by the Purchaser.

8.       TERMINATION AND CANCELLATION

a. For Cause - This Agreement may be terminated by either party at any time upon occurrence of any one or more of the following Events of
         Default:

         (1) failure of the other party: a) to perform pursuant to the material terms and conditions of this Agreement; and b) to cure such performance deficiency within thirty (30) days after receiving written notice thereof given by the aggrieved party; or

         (2) the entering into or filing by the other party of a petition, arrangement or proceeding seeking an order for relief under the bankruptcy laws of the United States, a receivership for any assets of the other party; a composition with or assignment for the benefit of its creditors; a readjustment of debt or the dissolution or liquidation of the other party.

b. For Convenience - After the first year anniversary of the Effective Date, either party may terminate this Agreement for convenience upon one hundred eighty (180) days advance written notice to the other party. Should such termination occur, notwithstanding any implication to the contrary that may otherwise be suggested by this Agreement, neither party shall owe any obligation of any type whatsoever to the other party other than for accrued obligations existing as of the date of termination.

c. Transition Support and Assurance - Manufacturer will support the transition to a new manufacturer and insure an adequate supply of Product to support reasonable Purchaser Forecasts during the transition period. If a supply disruption exceeding two weeks from confirmed delivery date or limitations of less than 75% of Purchaser's Forecast occurs due to the sole negligence or willful misconduct of Manufacturer and Manufacturer fails to cure such supply shortfall within thirty (30) days after receiving written notice thereof from Purchaser, the parties agree that damages will be difficult to ascertain and that

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                     ARRIS - PLEXUS MANUFACTURING AGREEMENT

         Purchaser's business will be irreparably damaged, as such Manufacturer will compensate Purchaser $1,000,000 as liquidated damages for the disruption. Such amount is payable within thirty (30) days of written notice by Purchaser of its claim for such amount due to such supply disruption. Purchaser will also provide such written notice to Manufacturer no later than 60 days after such supply disruption, failing which Manufacturer will be relieved of the reimbursement obligation. Prior to payment, Purchaser will provide the necessary documentation to support claims of supply disruption and a itemized detail of any out of pocket expense incurred.

         As mutually agreed in a transition plan, Manufacturer shall prepare, and provide access to the Manufacturing Facility for packing, removal and shipping by Purchaser, each of the following items, to the extent (with respect to the items described in clauses a through d, below) such items are either owned by Purchaser or exclusively used in manufacture of the Products:

         a. Product Documentation; e.g. drawings, schematics, Bills-of-Materials, component specifications, approved suppliers, test specifications, process files, and other items necessary to describe the product.

         b. Manufacturing Process Documentation; e.g. process profiles, SMT placement programs, temperature profiles, control parameters and other items necessary to describe the manufacturing process.

         c. Manufacturing and Test programs; software used in the manufacture and test of the products.

         d. Manufacturing and Test equipment, fixtures, jigs, transport carriers and other items necessary to manufacture the product.

         e.       Materials, work in progress and Products.

         f. Any consigned equipment described in Section 18 hereof and any Consigned Inventory described in Section 19 hereof.

         Such removal shall be accomplished in a mutually agreed manner so as to reasonably minimize any disruptions. Items owned by Manufacturer (other than Materials and Products) shall be purchased by Purchaser at a price to be negotiated, not to exceed typical market prices. Purchaser shall also purchase all remaining Products (at then current prices) and Materials (as if such Materials were Excess Materials) and work in progress (at Manufacturer's cost at of the last completed manufacturing operation for such work in progress) and pay Manufacturer any costs associated with cancellation of Material then on order.

9.       INSPECTION

a. Upon request and reasonable notice from Purchaser, Manufacturer shall allow Purchaser to inspect and review the work being performed under this Agreement, including Materials being used. However, shipments will not be delayed if Purchaser fails to effect such source inspection. Source inspection will not relieve Manufacturer of its warranty obligations herein.

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                     ARRIS - PLEXUS MANUFACTURING AGREEMENT

b. In the course of purchasing component parts on behalf of Purchaser, Manufacturer must follow Purchaser's Approved Vendors List (AVL) for all component parts. If Manufacturer offers an alternative to Purchaser's AVL, the alternative may be approved in writing by Purchaser prior to procurement/production at Manufacturer's facility which approval shall not be unreasonably withheld.

10.      ENGINEERING CHANGE ORDERS

It is recognized that from time to time Manufacturer will be asked to implement Engineering Change Orders ("ECOs"). The following delineates the procedures to be followed by the Parties:

a. Purchaser must notify Manufacturer in writing of proposed ECO. This notification will include the documentation of the change to effectively support Manufacturer's investigation of the impact of this proposal. The documentation should include: ECO form with written description of change, revised BOM, drawings, AVL, media, required implementation date, etc.

b. If such changes cause an increase or decrease in the total number of Products due under an order issued hereunder or in the time required for its performance, an equitable adjustment shall be made; provided, however, that any claim by either party therefore must be asserted in writing in the form of a quotation within thirty (30) calendar days from the acknowledged receipt date of the change notice by Manufacturer.

c. Upon notice of a change, Manufacturer shall use commercially reasonable efforts to review all costs impacted within five (5) days after Manufacturer's receipt of ECO proposal. All cost impacts and material availability issues will be presented, mutually reviewed and agreed to in writing with Purchaser prior to Manufacturer's implementation.

d. Purchaser will be responsible for all expedite costs associated with emergency ECO implementation. For non-emergency ECOs, Manufacturer shall present the cost impacts and material availability issues, to be mutually reviewed and agreed-to in writing by the parties prior to Manufacturer's implementation.

e. Manufacturer shall notify Purchaser in writing of any proposed changes to the Products. If Purchaser has not given approval of any proposed changes within fifteen (15) calendar days after receipt of such written notification, Manufacturer will conclusively presume that Purchaser has disapproved the change. Manufacturer will continue to deliver unchanged Products in accordance with the provisions of this Agreement should Purchaser not approve the proposed change.

11.      CONFIDENTIALITY

Both parties acknowledge that, by reason of their relationship, they may have access to certain information and materials concerning the other's business, plans and Products (including, but not limited to, information and materials contained in technical data provided to the other party) which is confidential and of substantial value to the other party, which value would be impaired if such information were disclosed to third parties. Neither party shall use in any way, for their own account or the account of any third party, nor disclose to any third party, any such

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                     ARRIS - PLEXUS MANUFACTURING AGREEMENT

confidential information which is revealed to it by the other party hereto, without written consent of the other party. Each party shall take every reasonable precaution to protect the confidentiality of such information consistent with the efforts exercised by it with respect to its own confidential information. Each party shall advise the other if it considers any particular information or materials to be confidential. This provision shall survive termination of this Agreement.

All written data such as drawings, plans, reports, designs, schematics, bill of materials, and other specifications supplied by Purchaser to Manufacturer shall remain the exclusive property of Purchaser. Such data and any copies thereof, together with all data furnished by Purchaser and any copies thereof, shall be returned to the extent requested upon completion of the services, in the event of termination under the Agreement. The confidentiality obligations in this paragraph shall be in addition to the confidentiality obligations in any separate non-disclosure agreement between the parties. Should any conflict arise between any such non-disclosure agreement and the provisions of this paragraph, such non-disclosure agreement shall control.

12.      INDEMNIFICATION

Subject to Section 15.g hereof, Purchaser shall indemnify and defend the Manufacturer against all claims, suits, losses, damages, expenses (including attorneys' fees), and liabilities ("Claims") for bodily injury, personal injury, death, property damage, or intellectual property infringement (unless covered by Manufacturer's intellectual property infringement indemnity obligation below) directly or indirectly caused by any Products or the Breach of this Agreement. Subject to Section 15.g hereof, Manufacturer shall indemnify and defend the Purchaser against all Claims from third parties of personal injury, tangible property damage, or death caused by its breach of the warranty in Section 6 of this Agreement. Manufacturer shall also indemnify and defend Purchaser against any Claim that the manufacturing processes used by Manufacturer to manufacture the Product (unless employed in conformity with Purchaser specification) infringes any intellectual property right of any third party. The party claiming indemnification rights hereunder shall notify the other party promptly upon receiving or learning of any claim or action pursuant to which indemnity will be sought and shall provide reasonable assistance to the indemnifying party, at the indemnifying party's expense, in the defense of any such action. The indemnifying party will have sole control over the defense or settlement of claims indemnified by it. Other than with respect to intellectual property infringement, both parties shall carry and maintain liability insurance coverage to satisfactorily cover its obligations under this Agreement.

13.      COMPLIANCE WITH APPLICABLE LAWS

Manufacturer and Purchaser have been, and shall continue to be, in material compliance with the provisions of all federal, state and local laws, regulations, rules and ordinances to the transactions governed by this Agreement.

14.      FORCE MAJEURE

In the event that performance by either party of its obligations under this Agreement (other than payment obligations) is prevented due to any Act of God, fire, casualty, flood, earthquake, war, strike. lockout, epidemic, destruction of production facilities, riot, insurrection, material unavailability, or any other cause beyond reasonable control of the party invoking this section -

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                     ARRIS - PLEXUS MANUFACTURING AGREEMENT

and if such party shall give prompt notice to the other party - its performance shall be excused, and the time or the performance shall be extended for the period of delay or inability to perform due to such occurrences as stated above.

15.      MISCELLANEOUS

a. SEVERABILITY: In the event that one or more of the provisions, or parts thereof, contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable by a court of competent jurisdiction, the same shall not be invalidated or otherwise affect any provision in the Agreement, and the Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

b. INTEGRATION AND MODIFICATION: This Agreement constitutes the entire and exclusive statement by Purchaser and Manufacturer of the terms of their Agreement, notwithstanding any additional or different terms regarding any Product that may be obtained in quotation, acknowledgment, confirmation, order, Purchase Order, invoice or other form of Purchaser or Manufacturer (and the preprinted terms and conditions of any Purchase Order used to purchase Products shall be deemed deleted). All prior and contemporaneous proposals, negotiations, representations and agreements are merged in the Agreement. These terms of the Agreement may not be altered, modified, superseded, amended or rescinded, and no additional terms shall become a part of the Agreement, except pursuant to a writing specifically referencing the Agreement and signed both parties.

c. NOTICE: Unless otherwise specified in the Agreement, all notices and other communications permitted or required by the provisions of those documents shall be in writing and shall be certified mail, telecopied, or delivered to the other party at the address set forth below (or at such other address as either party shall designate in writing to the other party in the manner set forth in this Section 15.c) and shall be effective and deemed received: i) if mailed, on the third (3rd) day following mailing; ii) if telecopied, when actually received, iii) if telegraphed, when actually received, if personally delivered, when delivered, if delivered via nationally recognized overnight carrier, the business day following delivery to such carrier. Each notice to Manufacturer or Purchaser shall be addressed, until notice of change thereof as follows:

         i)    If intended for Manufacturer, to:

                           Plexus Corp.
                           Attn: President, Electronic Assembly
                           55 Jewelers Park Drive
                           Neenah, WI 54956

                           With a copy to:
                           Plexus Corp.
                           Attn: General Counsel
                           55 Jewelers Park Drive
                           Neenah, WI 54956

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         ii)   If intended for Purchaser, to:

                           ARRIS International, Inc.
                           3871 Lakefield Drive
                           Suwanee, Georgia 3002497
                           ATTN: ARRIS Operations

                           For legal notices a copy to:
                           ARRIS International, Inc.
                           3871 Lakefield Drive
                           Suwanee, Georgia 30024
                           ATTN: Legal Department

d. ASSIGNMENT: This Agreement shall not be assignable by either party without the prior written consent of the other party, such consent not to be unreasonably withheld.

e. WAIVER: No failure or delay on the part of either party hereto in exercising any right or remedy under the Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any such right or remedy. No provision of the Agreement may be waived except in writing signed by the party granting such waiver.

f. GOVERNING LAW: The Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

g. CONSEQUENTIAL DAMAGES: IN NO EVENT SHALL PURCHASER OR MANUFACTURER AND THEIR RESPECTIVE EMPLOYEES, DIRECTORS, OFFICERS, AGENTS AND SUPPLIERS BE LIABLE FOR INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION, LOSS OF PROFITS OR REVENUES OF THE PARTIES OR THIRD PARTIES, EVEN IF ADVISED OF THE POSSIBILITY THEREOF AND REGARDLESS OF WHETHER SUCH LIABILITY ARISES IN TORT, CONTRACT, BREACH OF WARRANTY OR OTHERWISE.

h. MISCELLANEOUS: Acceptance or acquiescence in a course of performance rendered under the Agreement shall not be relevant to determining the meaning if the Agreement, even though the accepting or acquiescing Party had knowledge of the nature of the performance and an opportunity for objection. No course of prior dealing between the Parties and no usage of the trade shall be relevant to supplement or explain any terms used in the Agreement. The word "including" as used in this Agreement, means "including, without limitation". This Agreement may be executed in counterparts.

16.      PRICING

a. The prices for the Products shall be those set forth in quotations provided by Manufacturer and set forth in Purchaser's Purchase Order(s) which have been accepted by Manufacturer. Prices are exclusive of all taxes now in force or enacted in the future

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         and therefore are subject to increase equal in amount to any tax
         Manufacturer may be required to collect or pay upon the sale or delivery of any Products or on this transaction with Purchaser's prior approval.

b. Cost reductions will be sought by Purchaser and Manufacturer for each Product through the terms of this Agreement. Manufacturer will revise pricing for each cost reduction as follows:

         (i) Purchaser identified cost reductions will be reflected in the pricing 100% after depletion of Materials.

         (ii) 50% of Manufacturer identified cost reductions will be reflected in the pricing for ninety (90) days after depletion of Materials, thereby sharing the cost reduction equally with Purchaser. Thereafter, the full cost reduction will be reflected in the base Material cost.

c. Pricing will be reviewed and adjusted each calendar quarter by Manufacturer to reflect as a minimum: ECOs, present market conditions for material, cost reductions, present process yields, and changes in demand.

d.       Products depicted in Exhibit A will be priced as depicted in Exhibit G
         - Product Pricing. Product pricing will be revised from time to time as agreed by both parties.

17.      PROGRAM IMPROVEMENTS

Not withstanding Paragraph 16, Purchaser and Manufacturer will jointly work towards process improvements in the following areas:

         *        Cost
         *        Quality
         *        Cycle Time
         *        On-time Delivery
         *        Communication
         *        Design improvements on manufacturability, quality, and cost.
         *        Other

Purchaser and Manufacturer will meet periodically but not less than every six
(6) months to review current worldwide material prices for high dollar components and make changes with mutual agreement to procurement strategy to achieve best total pricing. In addition, the items listed above will also be included in the review cycle.

18.      NON-RECURRING EXPENSES AND PURCHASER OWNED EQUIPMENT

a. Upon prior authorization via a purchase order by Purchaser, Manufacturer shall order and purchase for Purchaser at Purchaser's expense all of the process tooling, assembly tools, and test fixtures required to manufacture the Products except for tools consigned by Purchaser and listed in Exhibit D ("Consigned Equipment"). Manufacturer shall submit the request for authorization to Purchaser in writing and Purchaser shall grant or deny the request in writing within ten (10) days after the date of request. If Purchaser does not

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                     ARRIS - PLEXUS MANUFACTURING AGREEMENT

         respond to Manufacturer within the prescribed period for each request, the request shall be canceled. Manufacturer shall not be liable for the impact to production schedules should Purchaser not grant authorization or should not respond to a request in a timely manner. All Purchase Orders and Forecasts for Products requiring the tooling shall be mutually reviewed and adjusted accordingly.

b. Manufacturer shall provide or contract for all maintenance and calibration required for the process tooling, manufacturing tooling and test equipment whether purchased by Manufacturer or consigned by Purchaser while in the possession of Manufacturer. Preventative maintenance shall be at the expense of Manufacturer. Remedial maintenance and scheduled calibration required shall be at the expense of the Purchaser.

c. Upon termination of this Agreement Manufacturer all of the process tooling, manufacturing tooling and test equipment paid for by Purchaser as well as all consigned tooling and equipment supplied by Purchaser shall be returned in the manner set forth in Section 8 of this Agreement.

19.      ARRIS CONSIGNED INVENTORY

a. Manufacturer acknowledges that Purchaser may have inventory that will be consigned to Manufacturer. Manufacturer will warehouse free of charge Purchaser owned inventory. Beginning balance is established per part/quantity detail contained on Exhibit E hereto (such inventory, the "Consigned Inventory"). The list of Consigned Inventory shall be updated to reflect such inventory as of actual transfer date pursuant to a physical inventory of the Consigned Inventory to occur as mutually agreed by both parties (and Exhibit E shall be updated to reflect such changes).

b. Consigned Inventory will be stored at the designated manufacturing facility. Manufacturer assumes risk of loss for the Consigned Inventory with the exception of loss due to spoilage, reduction in moisture content, and similar items and due to fire, flood, theft, Act of God or other casualties. Purchaser shall insure the Inventory from such casualties, and provide Manufacturer, upon request with proof of such insurance.

c. Manufacturer will procure consigned inventory from Purchaser at Manufacturer's quoted cost, as required to support Purchasers Forecast and/or Purchase Orders. There will be monthly reporting on all transfers of the Consigned Inventory to Manufacturer's production inventory. Manufacturer will use commercially reasonable efforts to use products in the Consigned Inventory before purchasing from any other supplier. Material ending balances will be calculated and reported monthly.

d. All book to physical adjustments of inventory records for whatever reason other than normal machine set-up and fallout will be the financial liability of Manufacturer. Any such book to physical consigned inventory discrepancy will be corrected by Manufacturer issuing Purchaser a credit for the quoted cost of those components.

20.      Key Employees

         The C4 product designs, test process and the AG Com manufacturing processes include critical technologies that reside in the knowledge and practices of certain key team members at

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                     ARRIS - PLEXUS MANUFACTURING AGREEMENT

AG Com. Therefore, Plexus will make reasonable best effort to secure the employment of the "Key Employees" depicted in Exhibit F - Key Employees.

                  [Signatures set forth on the following page]

IN WITNESS WHEREOF, the parties hereto have caused this Manufacturing Agreement to be executed by their duly authorized representatives as of the date first written above.

Plexus Services Corp. (Manufacturer)     ARRIS International, Inc., (Purchaser)

By: /s/ Paul Ehlers                      By: /s/ James D. Lakin
    --------------------------           -------------------------
Name:                                    Name: James D. Lakin

Title:                                   Title: President